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                                           EXHIBIT  11
                                           -----------

                                             UGLY DUCKLING CORPORATION
                                SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON SHARE

                                                Three Months Ended            Three Months Ended
                                                   June 30, 1997                 June 30, 1996
                                            ------------------------------  ------------------------
                                                              Fully                         Fully
                                               Primary        Diluted          Primary      Diluted
                                            --------------  --------------  -----------  -----------
Net earnings                                $    4,311,000  $    4,311,000  $1,083,000   $1,083,000
Preferred dividends                                      -               -    (267,000)    (267,000)
Net earnings available to common shares     $    4,311,000  $    4,311,000  $  816,000   $  816,000
                                            ==============  ==============  ===========  ===========
Earnings per share                          $         0.23  $         0.23  $     0.13   $     0.13
                                            ==============  ==============  ===========  ===========

Weighted average common shares outstanding      18,447,000      18,447,000   5,984,000    5,984,000
Common equivalent shares outstanding
  using the treasury stock method                  533,000         539,000     396,000      414,000
                                            --------------  --------------  -----------  -----------
Weighted average common and common
  equivalent shares outstanding                 18,980,000      18,986,000   6,380,000    6,398,000
                                            ==============  ==============  ===========  ===========

                                                 Six Months Ended              Six Months Ended
                                                   June 30, 1997                 June 30, 1996
                                            ------------------------------  ------------------------
                                                               Fully                        Fully
                                               Primary         Diluted         Primary      Diluted
                                            --------------  --------------  -----------  -----------
Net earnings                                $    7,573,000  $    7,573,000  $2,148,000   $2,148,000
Preferred dividends                                      -               -    (567,000)    (567,000)
Net earnings available to common shares     $    7,573,000  $    7,573,000  $1,581,000   $1,581,000
                                            ==============  ==============  ===========  ===========
Earnings per share                          $         0.43  $         0.43  $     0.26   $     0.26
                                            ==============  ==============  ===========  ===========
Weighted average common shares
outstanding                                     17,176,000      17,176,000   5,753,000    5,753,000
Common equivalent shares outstanding
  using the treasury stock method                  604,000         607,000     383,000      392,000
                                            --------------  --------------  -----------  -----------
Weighted average common and common
  equivalent shares outstanding                 17,780,000      17,783,000   6,136,000    6,145,000
                                            ==============  ==============  ===========  ===========
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